UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934
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The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
Mark Burnett
John DeShazo
Mark Frank
Louis Gleckel, MD
Mark Leventhal
James McCubbin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUIGLEY SHAREHOLDERS URGED TO VOTE FOR CHANGE

Woodmere, NY – May 13, 2009 – With The Quigley Corporation shareholder meeting approaching in just one week, Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin, are urging shareholders to vote to replace the current board with a slate of highly qualified nominees on the lightly shaded blue voting instruction form.

“If you care about who is representing you, it is critically important that you vote now.  Time is running short.   This will be a tightly contested election, and it is critically important that you vote no matter how many shares you hold. Even if you hold 500 shares or less, please vote,” commented Mr. Karkus. “The incumbent Board needs to be held accountable for what has happened to this Company during their tenure.  If you do not vote, this board will stay in place.  Is that what you want?”

Mr. Karkus and the nominees believe that shareholders should carefully consider the following important facts in making their decision.

FACT ONE: Quigley’s Misleading Press Release:
Quigley put out a press release yesterday touting the recommendation of independent proxy advisor, RiskMetrics Group.  What Quigley management did not tell you is that RiskMetrics recommended that shareholders withhold support for three of the seven management nominees, and also highlighted a number of concerns they had with Mr. Quigley and his board.

•	According to RiskMetrics:
“…Quigley has not only underperformed Matrixx, its closest peer, but also suffered from deteriorating sales, gross profit/operating margins and declining return on investment capital metrics since FY07.”
•	According to RiskMetrics:
 “… the company has questionable corporate governance practices as indicated by renewal of the poison pill without shareholder approval and lack of a nominating committee.”
•	According to RiskMetrics:
“… given its operating performance and corporate governance issues, we believe that dissidents have made a valid case for change.”

FACT TWO: Can You Believe What The Incumbents Are Telling You?
In a recent press release and letter to you dated May 7th, the Company stated that,
“… at no point in time has either Guy Quigley, [the Company's President and CEO]  or Charles  Phillips, [Executive Vice President and Chief Operating Officer] cashed in their respective equity ownership in the Company for personal gain.”
In fact, according to Form 4 disclosure statements that Quigley and Phillips filed with the SEC, in 2006 they each sold 375,000 shares and collectively received proceeds of over $6 million.  Does this sound to you like they never "cashed in their respective  equity ownership in the Company for personal gain”?

It is also important to note that the four supposedly  independent incumbent directors of Quigley own just 500 shares, collectively.

FACT THREE: The Continuing Downward Spiral:
The Company has reported financial results for 2008 and the earnings for the first quarter of 2009, that continue an alarming downward trend:

•	Revenues and earnings dropped dramatically in 2008.
•	The decline in revenues and earnings accelerated in the first quarter of 2009.
•	Even more troubling, the Company’s spending on critical Research and Development is evaporating.

FACT FOUR: The Current Board Must Be Held Accountable For the Darius/Gary Quigley Deal
On February 29, 2008, the Company sold Darius Marketing, its former wholly-owned subsidiary, to Innerlight Holdings, Inc. for a mere $1 million payment plus assumption of certain liabilities.  At the time of the sale, the Company told you in its SEC filings:  “As the Company continues to review its current structure, ownership of this subsidiary, constituting the Health and Wellness segment, is no longer a benefit for the Company since losses by this segment have been a drain for the ongoing research and development costs associated with the ethical pharmaceutical segment.”

Don’t be fooled.  We have uncovered numerous facts, which provide a very different picture with regard to the health of this subsidiary and raise questions about the sale.

For the first two months of 2008, immediately preceeding the sale, Darius’s revenues were growing again (up over 15% year over year) and its business was profitable again.

The buyer, Innerlight Holdings went on to generate $16,745,000 in revenues (up 50% year over year) from Darius, and over $2.5 million in pre-tax profits, just in 2008.  And these profits don’t even include over $300,000 paid in mysterious royalties to Scandasystems, Ltd. and Chilesha Holdings, Ltd. (discussed below).

Your  Company did not report to you that ScandaSystems and Chilesha Holdings receive significant royalties from Innerlight Holdings.  Did you know that Gary Quigley, the Chairman’s brother, was not only on the Company’s payroll, but is also an officer and substantial  stockholder of ScandaSystems?  Who benefits from these “royalty payments?”

It is time to replace the incumbent directors with an independent board that has a substantial stake in your Company and that will put the concerns of shareholders ahead of all other interests.

IT IS TIME FOR A CHANGE

You have a unique opportunity to elect a slate of motivated directors who have been enormously successful in a wide range of businesses. It is time to elect a new slate of qualified and independent Directors.  If we win, it will benefit all shareholders.

You should have received your proxy voting form by now.  If you have not, you need to call the broker holding your shares and get the control numbers to allow you to vote the blue proxy card either online at www.proxyvote.com or by calling toll-free (800) 454-8683.  You may also call our proxy solicitor, The Altman Group, toll free at (866) 796-7175 for assistance.